Exhibit 99.1

Oasis Petroleum Inc. Announces Quarter Ending March 31, 2012 Earnings

Houston, Texas — May 7, 2012 — Oasis Petroleum Inc. (NYSE: OAS) (“Oasis” or the “Company”) today announced financial results for the quarter ended March 31, 2012.

Highlights for the three months ended March 31, 2012 include:

•

Grew average daily production to 17,633 barrels of oil equivalent per day (“Boepd”), a 118% increase over the first quarter of 2011. Daily production increased by 16% compared to the fourth quarter of 2011 and exceeded guidance range of 15,000 to 16,500 Boepd.

•

Increased revenue to $138.6 million in the first quarter of 2012, up from $58.7 million in the first quarter of 2011 and $116.9 million in the fourth quarter of 2011, for an increase of 136% and 19%, respectively.

•

Grew Adjusted EBITDA to $101.1 million, an increase of $60.0 million over the first quarter of 2011 and a sequential increase of $15.3 million over the fourth quarter of 2011. For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net income (loss) and net cash provided by operating activities, see “Non-GAAP Financial Measure” below.

•	Increased net income to $16.4 million in the first quarter of 2012, up from a net loss of $6.8 million in the first quarter of 2011 and a net loss of $13.4 million in the fourth quarter of 2011.

“Our team’s ability to bring forward incremental activity and increase working interests above plan resulted in production 7% over the top end of our guidance range for the first quarter of 2012. We believe our production will continue to grow in the second quarter of 2012, ranging between 18,000 and 19,500 Boepd,” said Thomas B. Nusz, Oasis’ Chairman and Chief Executive Officer. “We exited the quarter with momentum, as we continue to improve rig efficiency and frac times. We drove lease operating expenses down to $6.12 per Boe as our infrastructure development efforts deliver on expected cost reductions. Lastly, price differentials for Bakken crude were volatile again in the first quarter of 2012, but Oasis Petroleum Marketing did a great job moving oil and transitioning our takeaway to a mix of about 50% rail and 50% pipeline. Differentials have also improved dramatically from the widest levels experienced in February 2012.”

The Company’s average price per barrel of oil, without realized derivatives, was $88.10 in the first quarter of 2012, compared to $82.33 in the first quarter of 2011 and $85.46 in the fourth quarter of 2011. The average price differential compared to West Texas Intermediate (“WTI”) crude oil index prices was 14% in the first quarter of 2012, compared to 13% in the first quarter of 2011 and 10% in the fourth quarter of 2011. The Company’s differentials increased in the first quarter of 2012 due to lower quoted prices for Bakken crude in markets such as Clearbrook, Minnesota and Guernsey, Wyoming as a result of increased production from the Williston Basin and from Canada and temporary refinery constraints.

Total revenue for the first quarter of 2012 was $138.6 million compared to $58.7 million for the first quarter of 2011, an increase of 136%. Sequential quarter-over-quarter revenue growth was $21.7 million, or 19%. This increase is primarily due to a 16% increase in production, coupled with sales of $1.5 million from bulk oil purchases and $0.7 million of well service revenues in the first quarter of 2012. The Company incurred $1.4 million of costs associated with the bulk oil purchase, which is included in Marketing, transportation and gathering expenses. Excluding the bulk oil purchases, Marketing, transportation and gathering on a per Boe basis would have been $0.74 in the first quarter of 2012.

Lease operating expenses (“LOE”) per Boe decreased $1.61, or 21%, to $6.12 per Boe in the first quarter of 2012 compared to the first quarter of 2011, and decreased $2.10 per Boe in the first quarter of 2012 compared to the fourth quarter of 2011. LOE trended down due to an increase in produced water volumes flowing through the Company’s salt water disposal systems.

Production taxes as a percent of revenue were 9.6% in the first quarter of 2012, 10.4% in the first quarter of 2011, and 10.1% in the fourth quarter of 2011. The Company’s effective production tax rate decreased in the first quarter of 2012 primarily as a result of certain new wells in Montana subject to lower incentivized production tax rates.

Depreciation, depletion and amortization (“DD&A”) was $24.23 per Boe in the first quarter of 2012, $18.97 per Boe in the first quarter of 2011, and $19.40 per Boe in the fourth quarter of 2011. The sequential quarter increase in DD&A of $4.83 per Boe was a result of the increase in well costs in 2011 outpacing the increase in associated reserves, due to increases in service costs in the Williston Basin throughout the year, and the addition of infrastructure assets, primarily Company-owned salt water disposal assets.

General and administrative expenses (“G&A”) totaled $12.2 million in the first quarter of 2012, $6.0 million in the first quarter of 2011, and $9.6 million in the fourth quarter of 2011. The increase in G&A expenses from the fourth quarter of 2011 to the first quarter of 2012 was primarily due to higher compensation costs from organizational growth, including $1.6 million related to Oasis Well Services (“OWS”). G&A expenses were $7.60 per Boe in the first quarter of 2012 ($6.59 per Boe for exploration and production (“E&P”) only), $8.17 per Boe in the first quarter of 2011, and $6.82 per Boe in the fourth quarter of 2011. Additionally, the Company recorded approximately $1.6 million, or $0.99 per Boe, for the amortization of restricted stock-based compensation, which is included in G&A expenses for the first quarter of 2012, as compared to $0.5 million, or $0.72 per Boe, in the first quarter of 2011 and $1.1 million, or $0.76 per Boe, in the fourth quarter of 2011.

As a result of the Company’s derivative activities, it incurred net cash settlement losses of $1.3 million and $0.5 million in the first quarters of 2012 and 2011, respectively. As a result of forward oil price changes, the Company recognized non-cash unrealized mark-to-market net derivative losses of $17.3 million and $31.2 million for the first quarters of 2012 and 2011, respectively.

The Company recorded non-cash charges for the impairment of oil and natural gas properties of $0.4 million in the first quarter of 2012 related to unproved property leases that expired during the period, as compared to $1.4 million in the first quarter of 2011 and $0.3 million in the fourth quarter of 2011.

Interest expense increased $8.7 million to $13.9 million for the first quarter of 2012 compared to the first quarter of 2011 and increased $3.0 million compared to the fourth quarter of 2011. This sequential quarter increase was the result of additional interest expense resulting from the Company’s issuance of 6.5% senior unsecured notes in November of 2011. There were no borrowings under the Company’s revolving credit facility during the three months ended March 31, 2012.

Income tax expense was $9.8 million for the three months ended March 31, 2012, resulting in an effective tax rate of 37.4%, which is consistent with the Company’s effective tax rate in the fourth quarter of 2011. The Company’s income tax benefit for the three months ended March 31, 2011 was recorded at 37.8% of pre-tax net loss. The Company’s effective tax rate is expected to continue to closely approximate the statutory rate applicable to the U.S. and the blended state rate of the states in which the Company conducts business.

Adjusted EBITDA for the first quarter of 2012 was $101.1 million, an increase of $60.0 million, or 146%, over the first quarter of 2011 of $41.1 million, and an 18% increase over the fourth quarter of 2011 of $85.9 million.

The Company reported net income of $16.4 million, or $0.18 per weighted average diluted share, for the first quarter of 2012 as compared to a net loss of $6.8 million, or $0.07 per weighted average diluted share, for the first quarter of 2011 and a net loss of $13.4 million, or $0.15 per weighted average diluted share, for the fourth quarter of 2011.

Capital Expenditures

Oasis’ E&P capital expenditures were $267.0 million for the first quarter of 2012. The following table depicts the Company’s capital expenditures by category:

Three Months Ended March 31, 2012
(In thousands)
Project Area:
West Williston	$204,030
East Nesson	50,061
Sanish	12,892

Total E&P capital expenditures	266,983
Non-E&P capital expenditures (1)	21,284

Total capital expenditures (2)	$288,267

(1)	Non-E&P capital expenditures include such items as equipment for OWS, district tools, administrative capital and capitalized interest.

(2)

Capital expenditures reflected in the table above differ from the amounts shown in the statement of cash flows in the Company’s condensed consolidated financial statements because amounts reflected in the table above include accrued liabilities for capital expenditures, while the amounts presented in the statement of cash flows are presented on a cash basis. The capital expenditures amount presented in the statement of cash flows also includes cash paid for other property and equipment as well as cash paid for asset retirement obligations.

Liquidity

On March 31, 2012, Oasis had total cash and cash equivalents of $287.3 million and had no outstanding indebtedness under its $350 million revolving credit facility. On May 1, 2012, Oasis had total cash and cash equivalents of $322 million and had no indebtedness under its $500 million revolving credit facility, which was increased by $150 million on April 3, 2012.

Hedging Activity

As of May 7, 2012, the Company had the following outstanding commodity derivative contracts, all of which are priced off of NYMEX WTI and settle monthly:

		Weighted Average Prices ($/Bbl)
Type	Remaining Term	Sub-Floor	Floor	Ceiling	BOPD	Total Barrels
2012
Partial Year
Three-Way Collar	2 Months (May-Jun)	$71.67	$91.67	$104.57	3,000	183,000
Two-Way Collar	6 Months (Jul-Dec)		$97.50	$113.84	2,000	368,000
Three-Way Collar	6 Months (Jul-Dec)	$70.00	$90.00	$112.40	2,000	368,000
Full Year
Two-Way Collar	8 Months (May-Dec)		$85.56	$106.50	4,500	1,102,500
Three-Way Collar	8 Months (May-Dec)	$65.31	$90.31	$109.45	8,000	1,960,000

Total 2012 Hedges			$89.69	$109.09		3,981,500

Implied total volume hedged (BOPD) for 2012						16,251

2013
Partial Year
Three-Way Collar	6 Months (Jan-Jun)	$65.00	$95.00	$117.10	500	90,500
Full Year
Two-Way Collar	12 Months (Jan-Dec)		$92.50	$112.00	4,000	1,460,000
Three-Way Collar	12 Months (Jan-Dec)	$70.00	$91.67	$113.58	6,000	2,190,000

Total 2013 Hedges			$92.07	$113.05		3,740,500

Implied total volume hedged (BOPD) for 2013						10,248

2014
Full Year
Three-Way Collar	12 Months (Jan-Dec)	$72.50	$92.50	$114.40	2,000	730,000

Total 2014 Hedges		$72.50	$92.50	$114.40	2,000	730,000

Conference Call Information

The Company will host a conference call on Tuesday, May 8, 2012 at 10:00 a.m. Central Time to discuss its first quarter 2012 financial and operational results. Investors, analysts and other interested parties are invited to listen to the conference call by dialing 877-621-0256 (U.S.) or 706-634-0151 (International); the Conference ID is 75907981 or via the Company’s website at www.oasispetroleum.com. A recording of the conference call will be available by dialing 855-859-2056 (U.S.) or 404-537-3406 (International), using the Conference ID 75907981 beginning at 1:00 p.m. Central Time on the day of the call, and available until Tuesday, May 15, 2012. The conference call will also be available for replay for approximately 30 days at www.oasispetroleum.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of plans, strategies, objectives and anticipated financial and operating results of the Company, including the Company’s drilling program, production, derivative instruments, capital expenditure levels and other guidance included in this press release. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include, but are not limited to, changes in oil and natural gas prices, weather and environmental conditions, the timing of planned capital expenditures, availability of acquisitions, uncertainties in estimating proved reserves and forecasting production results, operational factors affecting the commencement or maintenance of producing wells, the condition of the capital markets generally, as well as the Company’s ability to access them, the proximity to and capacity of transportation facilities, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting the Company’s business and other important factors that could cause actual results to differ materially from those projected as described in the Company’s reports filed with the SEC.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

About Oasis Petroleum Inc.

Oasis is an independent exploration and production company focused on the acquisition and development of unconventional oil and natural gas resources, primarily operating in the Williston Basin. For more information, please visit the Company’s website at www.oasispetroleum.com.

Contact:

Oasis Petroleum Inc.

Richard Robuck, (281) 404-9600

Director – Finance

Oasis Petroleum Inc. Financial Statements

Oasis Petroleum Inc.

Condensed Consolidated Balance Sheet

(Unaudited)

	March 31, 2012	December 31, 2011
	(In thousands, except share data)
ASSETS
Current assets
Cash and cash equivalents	$287,298	$470,872
Short-term investments	—	19,994
Accounts receivable — oil and gas revenues	78,455	52,164
Accounts receivable — joint interest partners	67,015	67,268
Inventory	10,422	3,543
Prepaid expenses	1,740	2,140
Advances to joint interest partners	3,280	3,935
Deferred income taxes	6,807	3,233
Other current assets	80	491

Total current assets	455,097	623,640

Property, plant and equipment
Oil and gas properties (successful efforts method)	1,515,788	1,235,357
Other property and equipment	38,660	20,859
Less: accumulated depreciation, depletion, amortization and impairment	(215,436)	(176,261)

Total property, plant and equipment, net	1,339,012	1,079,955

Derivative instruments	486	4,362
Deferred costs and other assets	18,815	19,425

Total assets	$1,813,410	$1,727,382

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$516	$12,207
Advances from joint interest partners	14,548	9,064
Revenues and production taxes payable	45,276	19,468
Accrued liabilities	139,713	119,692
Accrued interest payable	15,024	15,774
Derivative instruments	16,469	5,907
Other current liabilities	316	472

Total current liabilities	231,862	182,584

Long-term debt	800,000	800,000
Asset retirement obligations	15,664	13,075
Derivative instruments	6,434	3,505
Deferred income taxes	106,348	92,983
Other liabilities	2,013	997

Total liabilities	1,162,321	1,093,144

Commitments and contingencies
Stockholders’ equity
Common stock, $0.01 par value; 300,000,000 shares authorized; 93,136,773 issued and 93,074,949 outstanding at March 31, 2012; 92,483,393 issued and 92,460,914 outstanding at December 31, 2011	922	921
Treasury stock, at cost; 61,824 and 22,479 shares at March 31, 2012 and December 31, 2011 respectively	(1,783)	(602)
Additional paid-in-capital	648,964	647,374
Retained earnings (deficit)	2,986	(13,455)

Total stockholders’ equity	651,089	634,238

Total liabilities and stockholders’ equity	$1,813,410	$1,727,382

Oasis Petroleum Inc.

Condensed Consolidated Statement of Operations

(Unaudited)

	Three Months Ended March 31,
	2012	2011
	(In thousands, except per share data)
Revenues
Oil and gas revenues	$137,906	$58,744
Well services revenues	660	—

Total revenues	138,566	58,744

Expenses
Lease operating expenses	9,816	5,630
Well services operating expenses	477	—
Marketing, transportation and gathering expenses	2,569	312
Production taxes	13,266	6,083
Depreciation, depletion and amortization	38,886	13,812
Exploration expenses	2,835	32
Impairment of oil and gas properties	368	1,381
General and administrative expenses	12,199	5,950

Total expenses	80,416	33,200

Operating income	58,150	25,544

Other income (expense)
Net loss on derivative instruments	(18,586)	(31,666)
Interest expense	(13,899)	(5,198)
Other income	598	312

Total other income (expense)	(31,887)	(36,552)

Income (loss) before income taxes	26,263	(11,008)
Income tax (expense) benefit	(9,822)	4,161

Net income (loss)	$16,441	$(6,847)

Earnings (loss) per share:
Basic and diluted	$0.18	$(0.07)

Weighted average shares outstanding:
Basic	92,130	92,047
Diluted	92,231	92,047

Oasis Petroleum Inc.

Selected Financial and Operational Statistics

(Unaudited)

	Three Months Ended March 31,
	2012	2011
Operating results ($ in thousands):
Revenues:
Oil	$131,376	$57,172
Natural gas	6,530	1,572
Well services	660	—

Total revenues	138,566	58,744

Production data:
Oil (MBbls)	1,474	694
Natural gas (MMcf)	785	202
Oil equivalents (MBoe)	1,605	728
Average daily production (Boe/d)	17,633	8,090

Average sales prices:
Oil, without realized derivatives (per Bbl) (1)	$88.10	$82.33
Oil, with realized derivatives (per Bbl) (1) (2)	87.23	81.59
Natural gas (per Mcf) (3)	8.32	7.78

Cost and expense (per Boe of production):
Lease operating expenses (4)	$6.12	$7.73
Marketing, transportation and gathering expenses	1.60	0.43
Production taxes	8.27	8.35
Depreciation, depletion and amortization	24.23	18.97
General and administrative expenses (5)	7.60	8.17

(1)	For the three months ended March 31, 2012, average sales prices for oil are calculated using total oil revenues, excluding bulk purchase sales of $1.5 million, divided by oil production.
(2)	Realized prices include realized gains or losses on cash settlements for commodity derivatives, which do not qualify for and were not designated as hedging instruments for accounting purposes.
(3)	Natural gas prices include the value for natural gas and natural gas liquids.
(4)	For the three months ended March 31, 2011, the lease operating expenses excludes marketing, transportation and gathering expenses to conform such amount to current year classifications.
(5)	Includes $1.6 million of expenses related to OWS. E&P only G&A would be $6.59 per Boe for the first quarter of 2012.

Oasis Petroleum Inc.

Condensed Consolidated Statement of Cash Flows

(Unaudited)

	Three Months Ended March 31,
	2012	2011
	(In thousands)
Cash flows from operating activities:
Net income (loss)	$16,441	$(6,847)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	38,886	13,812
Impairment of oil and gas properties	368	1,381
Deferred income taxes	9,822	(4,161)
Derivative instruments	18,586	31,666
Stock-based compensation expenses	1,591	527
Debt discount amortization and other	648	256
Working capital and other changes:
Change in accounts receivable	(26,038)	(6,667)
Change in inventory	(9,641)	(37)
Change in prepaid expenses	31	479
Change in other current assets	483	(113)
Change in other assets	—	(3)
Change in accounts payable and accrued liabilities	10,775	(7,448)
Change in other current liabilities	(188)	—
Change in other liabilities	1,001	—

Net cash provided by operating activities	62,765	22,845

Cash flows from investing activities:
Capital expenditures	(269,975)	(91,126)
Derivative settlements	(1,291)	(512)
Purchases of short-term investments	—	(114,974)
Redemptions of short-term investments	19,994	—
Advances to joint interest partners	655	885
Advances from joint interest partners	5,484	4,938

Net cash used in investing activities	(245,133)	(200,789)

Cash flows from financing activities:
Proceeds from issuance of senior notes	—	400,000
Purchases of treasury stock	(1,181)	(559)
Debt issuance costs	(25)	(10,027)

Net cash (used in) provided by financing activities	(1,206)	389,414

(Decrease) increase in cash and cash equivalents	(183,574)	211,470
Cash and cash equivalents:
Beginning of period	470,872	143,520

End of period	$287,298	$354,990

Supplemental non-cash transactions:
Change in accrued capital expenditures	$22,336	$(16,644)
Change in asset retirement obligations	2,867	1,656

Non-GAAP Financial Measure

Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of the Company’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. The Company defines Adjusted EBITDA as earnings before interest expense, income taxes, depreciation, depletion and amortization, property impairments, exploration expenses, unrealized derivative gains and losses and non-cash stock-based compensation expense. Adjusted EBITDA is not a measure of net income or cash flows as determined by United States generally accepted accounting principles, or GAAP.

The following tables present a reconciliation of the non-GAAP financial measure of Adjusted EBITDA to the GAAP financial measures of net income (loss) and net cash provided by operating activities, respectively.

Adjusted EBITDA Reconciliations

	Three Months Ended
	March 31, 2012	December 31, 2011	March 31, 2011
		(In thousands)
Adjusted EBITDA reconciliation to Net Income (Loss):
Net income (loss)	$16,441	$(13,401)	$(6,847)
Change in unrealized loss on derivative instruments	17,295	66,500	31,154
Interest expense	13,899	10,873	5,198
Depreciation, depletion and amortization	38,886	27,210	13,812
Impairment of oil and gas properties	368	297	1,381
Exploration expenses	2,835	1,340	32
Loss on sale of properties	—	207	—
Stock-based compensation expenses	1,591	1,064	527
Income tax expense (benefit)	9,822	(8,226)	(4,161)

Adjusted EBITDA	$101,137	$85,864	$41,096

Adjusted EBITDA reconciliation to Net Cash Provided by Operating Activities:
Net cash provided by operating activities	$62,765	$36,342	$22,845
Realized loss on derivative instruments	(1,291)	990	(512)
Interest expense	13,899	10,873	5,198
Exploration expenses	2,835	1,340	32
Debt discount amortization and other	(648)	(520)	(256)
Changes in working capital	23,577	36,839	13,789

Adjusted EBITDA	$101,137	$85,864	$41,096